Exhibit 99.1

MURPHY OIL ANNOUNCES ACQUISITION OF ETHANOL PLANT

EL DORADO, Arkansas, October 1, 2009 – Murphy Oil Corporation (NYSE:MUR) announced that through a subsidiary, it has purchased a corn-based ethanol plant located in Hankinson, North Dakota.

The plant, which initially began operating in July 2008 before being idled in October 2008, has an annual production capacity of 110 million gallons. The purchase price of $92 million will be financed primarily through non-recourse debt offered via the sellers. Additionally, an estimated $15 million in working capital will be invested into the facility.

Murphy Oil Corporation’s President and Chief Executive Officer, David M. Wood, said, “We are adding this capability to supplement our growing North American fuels business. It also marks our initial entry into the manufacture of bio-fuels. Given the current ethanol mandates and our subsequent blending needs, having more of a presence in the supply chain better balances our business.” He also added, “This plant is favorably located near the feedstock supply and has accessible rail service for carrying the finished product. We should see first production shortly.”

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2008 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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